Letter of Representations

                   (To be Completed by Issuer and Agent)

                         Citizens Utilities Trust

                                     (Name of Issuer)

                                      Chemical Bank
                                     (Name of Agent)

                                                             January 18, 1996



Attention: General Counsel's Office
The Depository Trust Company
55 Water Street, 49th Floor
New York, New York 10041-0099

Attention:  General Counsel's Office

               Re:    Citizens Utilities Trust
                      5% Convertible Preferred Securities
Ladies and Gentlemen:

            The purpose of this letter is to set out certain matters relating to the above-referenced Convertible Preferred Securities (CUSIP No. 177351 20 2) (the "Securities") of Citizens Utilities Trust, a Delaware statutory business trust (the "Trust"). The Securities are guaranteed to the extent set forth in the Prospectus relating to the Securities dated January 16, 1996, by Citizens Utilities Company, a Delaware corporation. The Trust is selling the Securities to certain underwriters (the "Underwriters") pursuant to an Underwriting Agreement dated January 16, 1996, and the Underwriters wish to take delivery of the Securities through The Depository Trust Company ("DTC"). The Trust is acting as transfer agent and registrar with respect to the Securities. Chemical Bank, not in its individual capacity but solely as Property Trustee of the Trust, will act as paying agent in relation to the Securities (the "Property Trustee"). The actions specified herein to be taken by or on behalf of the Trust shall be taken by the Regular Trustees, unless the Property Trustee is designated herein to take such actions.

To induce DTC to accept the Securities as eligible for deposit at DTC, and to act in accordance with its rules with respect to the Securities, the Trust and the Property Trustee severally, as set forth below each make the following representations to DTC.

            1. Before the closing of the sale of the Securities to the Underwriters, which is expected to occur on or about January 22, 1996, there shall be deposited with DTC one or more global certificates (the "Global Certificate") registered in the name of DTC's nominee, Cede & Co., for 4,025,000 Securities.

            2. The Amended and Restated Declaration of Trust of the Trust dated as of January 15, 1996, provides for the voting by holders of the Securities under certain circumstances (with no provision for revocation of consents or votes by subsequent holders). The Trust shall establish a record date for such purposes and shall, to the extent possible, give DTC notice of such record date not less than 15 calendar days in advance of such record date. Notices to DTC pursuant to this paragraph by telecopy shall be sent to DTC's Reorganization Department at (212) 709-6896 or (212) 709-6897, and receipt of such notices shall be confirmed by telephoning (212) 709-6870. Notices to DTC pursuant to this paragraph by mail or by other means shall be sent to DTC's Reorganization Department as indicated in paragraph 6.

            3. In the event of stock split, conversion, recapitalization, reorganization or any other similar transaction resulting in the cancellation of all or any part of the Securities outstanding, the Trust shall send DTC a notice of such event 5 business days prior to the effective date of such event.

            4. In the event of a distribution payment or other distribution with respect to the Securities outstanding, the Property Trustee shall send DTC a notice specifying: (a) whether the payment or distribution will be made in cash or in shares of the Common Stock Series A, $.25 par value, of the Company ("Common Stock Series A"); (b) if such payment or distribution is to be made in cash, the cash amount of such payment or distribution; (c) if such payment or distribution is to be made in shares of Common Stock Series A, that the Company will notify DTC as provided in the last sentence of this paragraph as to the number of shares of Common Stock Series A to be paid at such payment or distribution; (d) the conditions, if any, applicable to, such payment or distribution; and (e) the date any required notice is to be mailed to holders of Securities or published (the "Publication Date"). Such notice shall be sent to DTC by a secure means (e.g., legible telecopy, registered or certified mail, overnight delivery) in a timely manner designed to assure that such notice is in DTC's possession no later than the close of business on the business day before the Publication Date. (The Property Trustee shall have a method to verify subsequently the use of such means and the timeliness of such notice). To the extent practicable, the Publication Date shall be not less than 30 days nor more than 60 days prior to such distribution payment or distribution with respect to the Securities. Ten (10) business days prior to the date of any payment or distribution DTC shall notify the Company as to the number of Securities held of record by holders which have chosen that payments or distributions are to be made in shares of Common Stock Series A. After establishing the amount of cash and/or the number of shares of Common Stock Series A to be paid on the Securities, the Property Trustee will notify DTC's Dividend Department of such amount and/or number of shares of Common Stock Series A five (5) business days prior to payment date.

            5. In the event of a redemption by the Trust of the Securities, notice to holders of the Securities by the Trust specifying the terms of the redemption and the Publication Date of such notice shall be sent to DTC not less than 30 days prior to such event by a secure means in the manner set forth in the preceding paragraph. Such redemption notice shall be sent by telecopy to DTC's Call Notification Department at (516) 227-4039 or 4190, and receipt of such notice shall be confirmed by telephoning (516) 227-4070. Notice by mail or by any other means shall be sent to:

                         Call Notification Department
                         The Depository Trust Company
                         711 Stewart Avenue
                         Garden City, New York 11530-4719

            6. In the event of any invitation to tender the Securities, notice by the Trust to holders of the Securities specifying the terms of the tender and the Publication Date of such notice shall be sent to DTC by the Trust by a secure means and in a timely manner as described in paragraph 4. Notices to DTC pursuant to this paragraph and notices of other corporate actions (including mandatory tenders, exchanges and capital changes), shall be sent by telecopy to DTC's Reorganization Department at (212) 709-1093 or (212) 709-1094, and receipt of such notices shall be confirmed by telephoning (212) 709-6884, or by mail or any other means to:

                         Manager, Reorganization Department
                         Reorganization Window
                         The Depository Trust Company
                         7 Hanover Square, 23rd Floor
                         New York, New York 10004-2695

            7. All notices and payment advices sent to DTC shall contain the CUSIP number of the Securities and the accompanying description of the Securities, which, as of the date of this letter, is "Citizens Utilities Trust 5% Convertible Preferred Securities."

            8. Notices to DTC's Dividend Department by telecopy shall be sent to (212)709-1723. Such notices by mail or by any other means shall be sent to:

                         Manager, Announcements
                         Dividend Department
                         The Depository Trust Company
                         7 Hanover Square, 22nd Floor
                         New York, New York 10004-2695

The Trust shall confirm DTC's receipt of such telecopy by telephoning the Dividend Department at (212) 709-1270.

            9. Payments of cash distributions with respect to the Securities evidenced by the Global Certificate shall be received by Cede & Co., as nominee of DTC, or its registered assigns in same day funds on each payment date (or in accordance with existing arrangements between the Property Trustee and DTC). Such payments shall be made payable to the order of Cede & Co. Absent any other arrangements between Property Trustee and DTC, such funds shall be wired as follows:

                  Chemical Bank
                  ABA 021000128
                  For credit to A/C The Depository Trust Company
                  Dividend Deposit Account 066-026776

Payments of distributions in shares of Common Stock with respect to the Securities evidenced by the Global Certificate shall be received by Cede & Co., as nominee of DTC, or its registered assigns in shares of Common Series A on each payment date (or in accordance with existing arrangements between the Property Trustee and DTC). Such shares shall be issued in the name of Cede & Co.

            10. Other cash payments shall be received by Cede & Co., as a nominee of DTC, or its registered assigns in same day funds by Property Trustee in the manner set forth in the SDFS Paying Agent Operating Procedures, a copy of which previously has been furnished to Property Trustee.

            11. DTC may direct the Trust and the Property Trustee to use any other telecopy number or address of DTC as the number of address to which notices of payments may be sent.

            12. In the event of a conversion, redemption, or any other similar transaction (e.g., tender made and accepted in response to the
                     ----
Trust's invitation) necessitating a reduction in the aggregate number of Securities outstanding, DTC, in its discretion: (a) may request the Trust to issue and countersign a new Security certificate; or (b) may make an appropriate notation on the Security certificate indicating the date and amount of such reduction.

            13. DTC may discontinue its services as a securities depositary with respect to the Global Certificate at any time by giving reasonable notice to the Trust (at which time DTC will confirm with the Trust the aggregate number of Securities deposited with it) and discharging its responsibilities with respect thereto under applicable law. Under such circumstances, at DTC's request the Trust shall cooperate fully with DTC by taking prompt appropriate action to make alternative arrangements for book-entry settlement for the Securities or to make available one or more separate certificates evidencing Securities, to any participant having Securities credited to its DTC account.

            14. In the event that the Trust determines that beneficial owners of Securities shall be able to obtain certificated Securities, the Trust shall notify DTC of the availability of certificates. In such event, the Trust shall issue, transfer and exchange certificates in appropriate amounts, as required by DTC and others.

            15. Issuer: (a) understands that DTC has no obligation to, and will not, communicate to its Participants or to any person having an interest in the Securities any information contained in the Security certificate(s); and (b) acknowledges that neither DTC's Participants nor any person having an interest in the Securities shall be deemed to have notice of the provisions of the Security certificates by virtue of submission of such certificate(s) to DTC.

            16. The "Principal and Income Payments Rider" attached hereto as Exhibit A is incorporated herein, and made a part hereof, by this reference.

            17.  The  "Representations  for   Deposit/Withdrawal   at  Custodian
("DWAC")" attached hereto as Exhibit B are incorporated herein, and made a part hereof, by this reference.

            18. The "Representations for Conversions" attached hereto as Exhibit C are incorporated herein, and made part hereof, by this reference.

This letter may be executed in any number of counterparts, each of which when so executed shall be agreed to be an original, but all such counterparts shall together constitute but one and the same instrument.

                                     Very truly yours,

                            CITIZENS UTILITIES TRUST



By:________________________________
   Robert J. DeSantis
   Regular Trustee



By:________________________________
   Edward O. Kipperman
   Regular Trustee


                                     CHEMICAL BANK
                                     Not in its individual capacity but
                                     solely as Property Trustee of Citizens
                                     Utilities Trust




By:___________________________________  Name:
                                        Title:

RECEIVED AND ACCEPTED:
THE DEPOSITORY TRUST COMPANY


By:__________________________
   Authorized Officer


f:\clients\cuc\ps\dtc


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